Exhibit (a)(1)(A)

AVID TECHNOLOGY, INC.

ONE PARK WEST

TEWKSBURY, MASSACHUSETTS 01876

(978) 640-6789

OFFER TO PURCHASE OUTSTANDING

COMMON STOCK OPTIONS HAVING AN EXERCISE PRICE

EQUAL TO OR GREATER THAN $40.00 PER SHARE

MAY 18, 2009

AVID TECHNOLOGY, INC.

OFFER TO PURCHASE OUTSTANDING COMMON STOCK OPTIONS HAVING AN

EXERCISE PRICE EQUAL TO OR GREATER THAN $40.00 PER SHARE

THE OFFER EXPIRES AT 5:00 P.M., EASTERN TIME, ON

TUESDAY, JUNE 16, 2009, UNLESS THE OFFER PERIOD IS EXTENDED

Avid Technology, Inc. (the “Company” or “Avid”) is offering, for compensatory purposes, to purchase from eligible employees of Avid and its subsidiaries certain outstanding stock options for a cash payment, payable as described in the materials that follow. Only vested and unvested outstanding options to purchase shares of Avid common stock granted under the Company’s equity incentive plans that have an exercise price equal to or greater than $40.00 per share are eligible to be tendered for a cash payment in the offer. Throughout this document, we refer to our offer to purchase outstanding stock options for cash as the “offer” and we refer to the options that are eligible to be tendered for a cash payment in the offer as “eligible options.”

The amount that we are offering to pay for the cancellation of each option share under the offer is:

•	$1.50 per share for eligible options with exercise prices greater than or equal to $40.00 and less than $50.00 per share; and

•	$1.00 per share for eligible options with exercise prices of $50.00 per share or higher.

Avid evaluated the amount it is offering to pay using the Black-Scholes option pricing model, as further described under Section 3 of this document. All payments will be reduced by applicable income taxes, social insurance contributions, payroll taxes and any other taxes that are required to be withheld (referred to throughout this document as “tax withholdings”).

Participation in the offer is voluntary. If you wish to participate in the offer, you must:

•

properly complete, sign, date and deliver your election form to participate in the offer during the period beginning on May 18, 2009 and ending at 5:00 p.m., Eastern Time, on June 16, 2009, or a later date if the offer period is extended; and

•

be an employee of Avid or one of its subsidiaries (excluding all members of our Board of Directors and our executive officers) throughout the period described in the prior bullet (an “eligible participant”).

See below for information on how to complete your election to participate.

We are making the offer upon the terms and subject to the conditions described in this document, including the conditions described in Section 7 of this document.

Participating in the offer involves risks. See “The Offer—Material Risks of Participating in the Offer” beginning on page 7.

Although our Board of Directors has approved the offer, neither we nor our Board of Directors make any recommendation as to whether or not you should tender one or more of your eligible options under the offer. You must make your own decision whether to tender your eligible options. You should carefully review this document in its entirety before deciding to participate in the offer.

Shares of our common stock are listed on the NASDAQ Global Select Market under the symbol “Avid.” On May 15, 2009, the closing price of our common stock as reported on the NASDAQ Global Select Market was $12.35 per share. You should obtain current market prices for our common stock before you decide to participate in the offer.

You should direct questions about the offer, requests for assistance in completing the related documents and requests for additional copies of this document or related documents from Stock Plan Administration by sending an email to optionex@avid.com or by calling +1(978) 640-5190.

This transaction has not been approved or disapproved by the Securities and Exchange Commission (“SEC”) or any state securities commission nor has the SEC or any state securities commission passed upon the fairness or merits of such transaction or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is a criminal offense. In the event of any conflict between this documentation and the rules of the participating plans or any applicable legislation, the rules or legislation (as the case may be) will take precedence. All information regarding taxation consequences is general information only and does not consider particular individual circumstances. We recommend that you consult with your tax advisor to determine the tax consequences of electing to participate in the offer.

IMPORTANT—STEPS YOU MUST TAKE TO PARTICIPATE

If you would like to accept the offer, you must properly submit your election to the Company by completing, signing, dating and delivering the election form we have provided to you by mail, fax or email, in accordance with the instructions contained in the election form. Your election form must be received by Avid before 5:00 p.m., Eastern Time, on June 16, 2009 (or a later expiration date if we extend the offer). Elections not received by Avid by 5:00 p.m. on June 16, 2009, even if sent prior to the offer expiration time, will be disregarded. Accordingly, please allow time for delivery when sending your election form(s). If we do not receive your election by the offer expiration time, you will be deemed to have rejected the offer.

If you accept the offer and our stock price increases above the exercise price of your eligible options during the term of your eligible options, the value of the consideration you receive may be less than the value of the common stock you would have received upon exercise of your eligible options. Therefore, we cannot guarantee that the total consideration you receive will be higher than what you would receive if you do not tender your eligible options under the offer. Avid and its Board of Directors recognize that the decision to accept or reject the offer is an individual one that should be based on a variety of factors, and you should consult your personal advisors about your financial or tax situation. The information about the offer from Avid is limited to the contents of this document.

We have not authorized any person to make any recommendation on our behalf as to whether or not you should tender your eligible options. We have not authorized anyone to give you any information or to make any representation in connection with the offer other than the information and representations contained in this document and all related documents included as part of the Tender Offer Statement on Schedule TO filed with the SEC on May 18, 2009. If anyone makes any such recommendation or representation to you or gives you any such information, you must not rely upon that recommendation, representation or information as having been authorized by Avid.

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SUMMARY OF TERMS

The following are answers to some of the questions that you may have about Avid Technology, Inc.’s offer to purchase from eligible employees of Avid and its subsidiaries certain outstanding options, whether or not vested, granted under its equity incentive plans (the “offer”) on the terms described in this document. We urge you to carefully read the remainder of this document and the accompanying documents because the information in this summary is not complete. We have included references to the relevant sections of this document where you can find a more complete description of the topics in this summary.

Questions Related to How the Option Repurchase Works

Q1:	What is the offer?

We are offering to purchase any and all eligible options (as described in Q5 below) you hold for a cash payment for each option share. The amount before applicable tax withholdings that we are offering to pay for the cancellation of each option share under the offer (the “per share amount”) is:

•	$1.50 per share for eligible options with exercise prices greater than or equal to $40.00 and less than $50.00 per share; and

•	$1.00 per share for eligible options with exercise prices of $50.00 per share or higher.

Participation in the offer is voluntary. If you wish to participate in the offer, you must:

•

properly complete, sign, date and deliver your election form by mail, fax or email, in accordance with the instructions contained in the election form, during the period beginning on May 18, 2009 and ending at 5:00 p.m., Eastern Time, on June 16, 2009, or a later date if the offer period is extended (the latest such date and time, the “offer termination date”); and

•	qualify as an “eligible participant” (as described in Q3 and Q4), which generally means you are employed by us continuously throughout the period described in the prior bullet.

Q2:	Why is Avid making the offer?

A key component of our overall long-term compensation philosophy to help motivate, reward and retain employees is our equity award program, which also links the interests of employees to our company and our shareholders.

Due to a number of factors in recent years, including the economic downturn of 2008, many of the outstanding stock options held by Avid employees are significantly “underwater” (meaning the stock option exercise price exceeds the market price of Avid common stock). As a result, these options are not providing the value to employees that we originally intended. We are providing you with the opportunity to obtain a cash payment for certain options that are “underwater.” Whether or not you choose to participate in the offer is your decision. You are free to not participate in the offer if you so choose.

Q3:	Who can participate in the offer?

Only eligible participants may participate in the offer. “Eligible participants” are employees of Avid and its subsidiaries as of May 18, 2009, who continue to be employees of Avid or its subsidiaries through June 16, 2009, or a later date if the offer period is extended, that hold eligible options. If you are currently on medical, maternity, workers’ compensation, military or other statutorily protected leave of absence or a personal leave of absence, you are also eligible to participate in the offer.

Q4:	Who is not eligible to participate in the offer?

Employees who resign or whose employment is terminated at any time before the termination of the offer are not eligible. In addition, none of the members of our Board of Directors or our executive officers are eligible to participate in the offer. “Executive officers” includes all officers who file reports under Section 16(a) of the Securities Exchange Act of 1934 as well as all members of our executive staff.

Q5:	What options may be tendered for a cash payment in the offer?

All vested and unvested outstanding options to purchase shares of our common stock that have exercise prices equal to or greater than $40.00 per share are eligible. This includes stock options currently outstanding under our equity incentive plans.

Q6:	Do I have to tender all of my eligible options or can I just tender some of them?

If you hold more than one eligible option, you may choose to tender some, all or none of these options. However, if you choose to tender any particular option, you must tender all shares subject to that option. For example, if you have an option for 5,000 shares with an exercise price of $48.00 per share, you must tender all 5,000 shares subject to that option. You may not tender to Avid 1,000 of the 5,000 shares subject to that eligible option. Any stock options you hold that have an exercise price less than $40.00 per share, as well as any eligible options you choose not to tender, will remain outstanding under their existing terms and conditions.

Q7:	What if my options are unvested?

Both the vested and unvested portion of your eligible options may be tendered in the offer.

Q8:	What amount of consideration will I receive if I tender my eligible options?

The amount we will pay you (before applicable tax withholdings) under the offer is determined upon the offer termination date by summing the total cash value of each eligible option (i.e., the per share amount multiplied by the number of shares subject to the option) that you have tendered (the “total payment”).

For example, if you have an option for 1,000 shares with an exercise price of $45.00 per share and an option for 2,000 shares with an exercise price of $52.00 per share, and you tender those options under the offer, you will receive a total payment of $3,500 — 1,000 x $1.50 plus 2,000 x $1.00 — less applicable tax withholdings.

Q9:	If I participate in the offer, what will happen to the eligible options that I tender?

Immediately following the offer termination date, we will cancel all of your eligible options that have been properly tendered in exchange for the prompt lump sum cash payment equal to the total payment, less applicable tax withholdings. You will no longer have any rights or obligations with respect to any eligible options that are tendered and cancelled.

To the extent eligible options are tendered by you and purchased by us in the offer, the number of shares available for issuance under our Amended and Restated 2005 Stock Incentive Plan will increase by the number of shares subject to the eligible options tendered in this offer from our 2005 Stock Incentive Plan, Amended and Restated 1999 Stock Option Plan and 1998 Stock Option Plan.

Q10:	If I participate in the offer, how and when will I receive my cash payment?

Promptly following the termination of the offer and our purchase of the eligible options, you will receive a single lump sum cash payment equal to the total payment, less applicable tax withholdings and without interest. Payment will be made on or before the first administratively practicable payroll date following the scheduled termination of the offer (the “payment date”).

Q11:	How was the per share amount determined?

The per share amount that we will pay under the offer is based on our valuation of the eligible options using the Black-Scholes option pricing model, a widely-used method of valuing stock options. This pricing model takes into consideration numerous factors, including our stock price, the expected stock price volatility of our stock, the exercise price of an eligible option, our risk free interest rate, the expected dividend yield, if any, and the expected term of each eligible option. You must make your own determination of the value to you of your eligible options, and you should consult with your personal advisors if you have questions about your financial or tax situation. For a more detailed explanation of the Black-Scholes option pricing model and other additional information regarding our determination of the per share amount, see the next question and Section 3 of this document.

Q12:	What should I consider before participating in the offer?

If you participate in the offer, the total payment, less applicable tax withholdings, you receive under the offer may or may not be more valuable to you than continuing to hold your eligible options. This determination depends on a number of factors, including the eligible option exercise price, the eligible option expiration date, stock price performance and the timing of any fluctuations regarding the trading of our common stock. To illustrate this, consider the following hypothetical scenarios:

Assume that you hold an eligible option covering 2,000 shares with an exercise price of $41 per share at a time when our common stock is trading at $9.00 per share.

•

If our stock price were to stay below $41 per share, your eligible option would have no cash value to you because it would continue to be underwater. Under these circumstances, your eligible option would have less cash value than the $3,000 cash payment, before applicable tax withholdings, that you would be eligible to receive by participating in the offer.

•

If our stock price were to rise to $42 per share, your eligible option would now be $1 in-the-money, resulting in an aggregate value of $2,000, which is the result obtained by multiplying $1 (representing the excess of the market price of $42 over the exercise price of $41) by 2,000 (the number of shares subject to the option in this example). Under these circumstances, although your eligible option would be in-the-money, the $3,000 cash payment, before applicable tax withholdings, that you would be eligible to receive by participating in the offer would be higher than the amount the eligible option was in-the-money.

•

If our stock price were to rise to $48 per share, each option share would be $7 in-the-money, resulting in an aggregate cash value of $14,000, which is the result obtained by multiplying $7 (representing the excess of the market price of $48 over the exercise price of $41) by 2,000 (the number of shares subject to the option in this example). Under these circumstances, the $3,000 cash payment, before applicable tax withholdings, that you would be eligible to receive by participating in the offer would be less than the amount the eligible option was in-the-money.

In evaluating the offer, you should keep in mind that the future performance of our stock price and the value of your eligible option(s) will depend upon, among other factors, the overall economic environment, the performance of the overall stock market and companies in our industry and the performance of our own business. Accordingly, there are risks associated with keeping your eligible options and deciding not to participate in the offer. Participating in the offer also involves risks, including the risk that our stock price could increase in the future. If our stock price rises above the exercise price of your tendered eligible options, those eligible options might have been worth more than the total payment that you receive in exchange for them. Please also note any payment you receive for tendering your eligible options will be reduced by applicable tax withholdings.

For more information about the risks relating to participation in the offer, see “The Offer—Material Risks of Participating in the Offer” beginning on page 7. We also recommend that you read the discussion about our business contained in the “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our Annual Report on Form 10-K for year ended December 31, 2008 and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our Quarterly Report on Form 10-Q for the three months ended March 31, 2009. See Section 18 of this document.

Q13:	If I am an eligible participant located outside of the United States who holds eligible options, am I subject to the same terms as described in this offer?

Yes. Non-U.S. employees should also refer to Appendix A of this document, “Guide to Non-U.S. Issues,” for a discussion of the tax and other consequences of accepting or rejecting the offer under the law of the country in which you are located. Avid (or one of its subsidiaries, as applicable) will assess its requirements with respect to tax withholdings on the total payment, and where appropriate, will withhold and/or report applicable income taxes, social insurance contributions, payroll taxes and other taxes as required. Regardless of withholding, you are responsible for reporting and paying all taxes and social insurance contributions arising from your election to tender eligible options in the offer. Payment will be made in your local currency, using the currency exchange rate in effect on the offer termination date.

Q14:	What if I do not accept the offer?

If you do not accept the offer, you will keep your eligible options and you will not receive any cash payment. No changes will be made to the terms and conditions of your eligible options, and they will remain outstanding.

Q15:	How does the offer affect my 401(k), ESPP, or other benefits?

The payment you may receive will not be considered part of normal or expected compensation or salary for purposes of calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, overtime, long-service awards, pension or retirement benefits or similar payments, or for purposes of our 401(k) plan, our employee stock purchase plan or any other plans we provide or make available to you. For example, no portion of any payment you receive under the offer will be contributed to your 401(k) or fund or otherwise affect your ability to make purchases under Avid’s Second Amended and Restated 1996 Employee Stock Purchase Plan Offering, as amended.

Q16:	Does my participation in the offer affect my eligibility to receive future equity awards?

Your participation will have no impact on either your eligibility to receive future equity awards from Avid or the number of future equity awards you might receive from Avid.

Q17:	Will I have to pay taxes if I tender my eligible options in the offer?

Yes. Any applicable income taxes, social insurance contributions, payroll taxes and other taxes due on the payments you receive under the offer will be withheld from the amount you receive on the payment date and paid to the appropriate taxing authority, to the extent required by law. For U.S. employees, the receipt of payments under the offer will be treated as ordinary income and Avid will be required to withhold certain taxes. If you are an employee located outside the U.S., the income taxes, social insurance contributions, payroll taxes and other taxes required to be withheld will depend on the jurisdiction. Avid (or one of its subsidiaries, as appropriate) will assess its withholding requirements on the total payment (and/or your acceptance of the offer), and where appropriate, will make withholdings. Regardless of withholding, you are responsible for reporting and paying all taxes and social insurance contributions arising from your election to tender eligible options in the offer.

BEFORE ACCEPTING THE OFFER, WE RECOMMEND THAT YOU CONSULT WITH YOUR TAX ADVISOR TO DETERMINE THE TAX AND SOCIAL CONTRIBUTION CONSEQUENCES OF ELECTING TO PARTICIPATE IN THE OFFER UNDER THE LAWS OF THE COUNTRY IN WHICH YOU LIVE AND WORK, INCLUDING BUT NOT LIMITED TO A DETERMINATION OF WHETHER TAXES IN ADDITION TO THE AMOUNTS WITHHELD FROM YOUR PAYMENTS UNDER THE OFFER, IF ANY, WILL BE DUE AS A RESULT OF ELECTING TO PARTICIPATE IN THE OFFER.

Q18:	Are there conditions to the offer?

The offer is subject to a number of conditions, which are described in Section 7 of this document. If any of these conditions exist, we may decide to reject the eligible options that you elect to tender, or we may terminate or amend the offer, or postpone our acceptance of any eligible option that you elect to tender. A summary of these conditions is as follows:

•	if we are required by the Securities and Exchange Commission or other regulatory agency to extend the scheduled termination of the offer beyond 5:00 p.m., Eastern Time, on June 16, 2009;

•

if regulatory or legal actions threaten the validity or existence of, or our ability to complete, the offer, or materially and adversely affect our business, condition (financial or other), assets, income, operations or prospects or materially impair the benefits we believe we will receive from the offer;

•	if trading in the U.S. securities markets is suspended;

•	if there is any outbreak or material escalation of foreign or domestic hostilities or other crisis;

•	if a third party commences a merger with or acquisition of Avid; or

•	if we believe that a material adverse change or changes in our business, condition (financial or other), assets, income, operations, prospects or stock ownership has occurred.

Questions about Duration of the Offer

Q19:	When does the offer expire?

The offer expires on June 16, 2009, at 5:00 p.m., Eastern Time, unless we extend it. Although we do not currently intend to do so, we may, in our discretion or as required, extend the offer at any time. If we extend the offer, we will announce the extension no later than 5:00 p.m., Eastern Time, on June 16, 2009. See Sections 1 and 14 of this document.

Questions about How to Elect to Tender Your Eligible Options

Q20:	What do I need to do to tender my eligible options under the offer?

To participate, you must complete, sign, date and deliver the election form we have provided to you, in accordance with the instructions contained in the election form. The election form must be received by us before 5:00 p.m. on June 16, 2009 (or, if we extend the offer period, a later date). Election forms may be submitted by any one of the following methods:

•	faxed to +1 (978) 548-4691 or +1 (978) 851-9625, Attention: Stock Plan Administration;

•	mailed to Avid, One Park West, Tewksbury, Massachusetts 01876 Attention: Stock Plan Administration; or

•	scanned and emailed to optionex@avid.com.

We must receive your election before 5:00 p.m., Eastern Time, on June 16, 2009 (or, if we extend the offer period, a later date). Elections received by Avid after 5:00 p.m. on June 16, 2009, even if sent prior to the offer expiration time, will be disregarded. Accordingly, please allow time for delivery when sending your election form(s). If we do not receive your election by the offer expiration time, you will be deemed to have rejected the offer. Election forms should not be returned via interoffice mail.

YOU SHOULD REVIEW THIS DOCUMENT AND ALL OF THE RELATED ATTACHMENTS BEFORE MAKING YOUR ELECTION.

Q21:	Can I change or withdraw my election?

You may change or withdraw your previous election at any time before 5:00 p.m., Eastern Time, on June 16, 2009. If we extend the offer beyond that time, you may change or withdraw all or a part of your previous election at any time until the offer expires. You may change or withdraw your election more than once before the offer expires.

To change or withdraw your election to tender your eligible options in the offer, you must complete, sign, date and deliver a change/withdrawal form to Avid. We must receive your change in election or withdrawal before 5:00 p.m., Eastern Time, on June 16, 2009 (or, if we extend the offer period, a later date). Changes or withdrawals not received by Avid before 5:00 p.m., Eastern Time, on June 16, 2009, even if sent prior to the offer expiration time, will be disregarded. Accordingly, please allow time for delivery when sending your change/withdrawal form(s). If we do not receive your election before the offer expires, you will be deemed to have rejected the offer. However, if, after forty (40) business days from the commencement of the offer, we have not accepted for payment all eligible options you elected to tender, you may withdraw any eligible options you elected to tender pursuant to the offer. See Section 5 of this document.

Q22:	Under what circumstances would Avid not accept my eligible options?

We may reject any or all elections or tendered options to the extent that we determine they were not properly executed or delivered, to the extent that we determine it is unlawful to accept the eligible options elected for purchase and cancellation, or if certain conditions exist that in our reasonable judgment make it inadvisable to proceed with the offer. See Sections 6 and 7 of this document.

Q23:	Whom should I contact if I have questions about the offer?

You should direct questions about this offer, requests for assistance in completing the related documentation and requests for additional copies of this document or related documents from Stock Plan Administration by sending an email to optionex@avid.com or by calling +1 (978) 640-5190.

THE OFFER

Material Risks of Participating in the Offer

Participation in this offer involves a number of potential risks, including the material risks described below. Eligible participants should carefully consider these risks and are urged to speak with an investment and tax advisor as necessary before deciding whether or not to participate in this offer. In addition, we strongly encourage you to read this document in its entirety and review the documents referred to in Section 18 (and, for Non-U.S. employees, Section 13 and Appendix A) of this document.

If our stock price increases after the date that your tendered options are cancelled, your cancelled options might have been worth more than the cash payment you receive in exchange for them.

Although our stock price is currently lower than the exercise price of the eligible options you may tender in this offer, our stock price may increase in the future. If you accept the offer and our stock price increases above the exercise price of your eligible options during the term of your eligible options, the value of your total payment under the offer may be less than the value of the common stock you would have received upon exercise of your eligible options. Therefore, we cannot guarantee that the value of your total payment under the offer will be higher than what you would receive if you do not tender your eligible options under the offer.

The per share amount to be paid in the offer may not accurately reflect the value of your eligible options at the offer termination date.

The calculation of the per share amount was based on the Black-Scholes option pricing model, a widely used valuation model that relied on numerous assumptions. If a different model or different assumptions had been used, the amount to have been paid in the offer for eligible options may have varied from the applicable per share amount reflected in the offer.

Avid and our Board of Directors recognize that the decision to accept or reject the offer is an individual one that should be based on a variety of factors, and you should consult your personal advisors if you have questions about your financial or tax situation. The information about this offer that is available from Avid is limited solely to the information contained in this document.

1.	ELIGIBLE PARTICIPANTS; NUMBER OF OPTIONS; OFFER TERMINATION DATE.

We are offering to purchase for cash eligible options (as defined below) held by eligible participants (as defined below), on the terms described in this document.

“Eligible participants” are employees of Avid and its subsidiaries as of May 18, 2009, who continue to be employees through the offer termination date (as defined below). If you are currently on medical, maternity, workers’ compensation, military or other statutorily protected leave of absence or a “personal” leave of absence, you are also eligible to participate in the offer. Employees who resign or are terminated at any time before the termination of the offer are not eligible to participate in the offer. In addition, none of the members of our Board of Directors or our executive officers are eligible to participate in the offer. “Executive officers” include our officers who file reports under Section 16(a) of the Securities Exchange Act of 1934 (“Section 16”) as well as all members of our executive staff.

“Eligible options” consist of options with exercise prices equal to or greater than $40.00 per share that have been granted under our Amended and Restated 2005 Stock Incentive Plan, Amended and Restated 1999 Stock Option Plan (including the U.K. sub-plan thereunder), 1998 Stock Option Plan, 1997 Stock Option Plan, 1997 Stock Incentive Plan, as amended and 1994 Stock Option Plan, as amended (collectively, the “participating plans”).

If a vested stock option that you hold expires, terminates or is forfeited before the offer termination date, whether because of termination of your employment, expiration of the option in accordance with its terms or otherwise, that stock option will not be an eligible option. Likewise, unvested stock options that expire, terminate or are forfeited before the offer termination date, because of termination of your employment or otherwise, will not be eligible options. Only stock options that have not expired, terminated or been forfeited, whether vested or unvested, and that remain outstanding on the offer termination date, will be eligible options.

If you hold more than one option, you may tender as many or as few of your options that qualify as eligible options. If you elect to tender an eligible option pursuant to the offer, you must tender all of the outstanding shares under that eligible option. You will not be allowed to tender a portion of an option that qualifies as an eligible option. If you do not elect to tender an eligible option, such eligible option will not be purchased by Avid and will continue on its current terms.

As of May 11, 2009, options to purchase 3,066,290 shares of our common stock were outstanding under the participating plans. The options had exercise prices of between $7.94 and $65.81 per share. Of these options, options to purchase 739,567 shares of our common stock had an exercise price equal to or greater than $40.00, of which 547,133 shares are held by eligible participants. The shares of our common stock issuable upon exercise of eligible options held by eligible participants represent approximately 18% of the total shares of common stock issuable upon exercise of all options outstanding under the participating plans as of May 11, 2009. As of May 11, 2009, other than 1,172,575 options outstanding under the our 1993 Director Stock Option Plan, as amended, 2002 Midiman Inc. Stock Option/Stock Issuance Plan, Sibelius Software Limited Enterprise Management Incentive Scheme, Sibelius Software Limited Unapproved Discretionary Share Option Scheme 2000, Nonstatutory Stock Option Agreement dated December 19, 2007 entered into with Gary Greenfield and Nonstatutory Stock Option Agreement dated January 28, 2008 entered into with Ken Sexton, there were no other options to purchase shares of our common stock outstanding.

Our offer is subject to the terms and conditions described in this document. We will only accept eligible options that are properly tendered for purchase under the offer and not validly withdrawn in accordance with Sections 4 and 5 of this document before the offer expires on the offer termination date. We may, however, reject any or all elections, withdrawals or tenders of eligible options to the extent that we determine the election or withdrawal is not properly completed or to the extent that we determine it is unlawful to accept any of the eligible options you elect to tender or to the extent certain conditions described in this document exist which in our reasonable judgment makes it inadvisable to proceed with the offer. See Sections 6 and 7 of this document.

The term “offer termination date” for this offer means 5:00 p.m., Eastern Time, on June 16, 2009, unless and until we, in our discretion or as required, extend the period of time during which the offer will remain open. If we extend the period of time during which the offer will remain open, the term “offer termination date” will refer to the latest time and date at which the offer expires. See Section 14 of this document for a description of our rights to extend, postpone, terminate and/or amend the offer or to reject any eligible option that you elect to exchange.

We will publish a notice if we decide to take any of the following actions:

•	increase or decrease the amount of the per share amount (as defined below) for your eligible options;

•	change the number or type of stock options or underlying shares of our common stock eligible to be tendered in the offer; or

•	extend or terminate the offer.

If the offer is scheduled to expire within 10 business days from the date we notify you of such action, we also intend to extend the offer until 10 business days after the date the notice is published.

If we elect to extend the offer, the payment date (as defined below) would also change.

A “business day” means any day other than a Saturday, Sunday or federal holiday in the United States and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

2.	PURPOSE OF THE OFFER.

A key component of our overall long-term compensation philosophy to help motivate, reward and retain employees is our equity award program, which also links the interests of employees to our company and our shareholders.

Due to a number of factors in recent years, including the economic downturn of 2008, many of the outstanding stock options held by Avid employees are significantly “underwater” (meaning the stock option exercise price exceeds the market price of Avid common stock). As a result, these options are not providing the value to employees that we originally intended. We are providing you with the opportunity to obtain a cash payment for eligible options. Whether or not you choose to participate in the offer is your decision. You are free to not participate in the offer if you so choose.

Also, the offer may increase the number of shares available for issuance under our Amended and Restated 2005 Stock Incentive Plan. To the extent eligible options are tendered by you and purchased by us in the offer, the number of shares available for issuance under our Amended and Restated 2005 Stock Incentive Plan will increase by the number of shares subject to the eligible options tendered in this offer from our 2005 Stock Incentive Plan, Amended and Restated 1999 Stock Option Plan and 1998 Stock Option Plan.

3.	VALUATION OF ELIGIBLE OPTIONS; AMOUNT OF THE PAYMENT FOR ELIGIBLE OPTIONS.

Consideration. Participants in the offer will receive, in exchange for the cancellation of their eligible options, a cash payment for each tendered option share. The amount before applicable tax withholdings that we are offering to pay for the cancellation of each option share under the offer (the “per share amount”) is:

•	$1.50 for eligible options with exercise prices greater than or equal to $40.00 and less than $50.00 per share; and

•	$1.00 for eligible options with exercise prices of $50.00 per share or higher.

The actual amount you will receive under the offer will be determined upon the offer termination date by:

•	summing the total cash value of each eligible option (i.e., the per share amount multiplied by the number of shares subject to the option) that you have tendered (the “total payment”); and

•	subtracting applicable tax withholdings.

For example, if you have an option for 1,000 shares with an exercise price of $55.00 per share and an option for 2,000 shares with an exercise price of $45 per share, and you tender those options under the offer, you will receive $4,000 — 1,000 x $1.00 plus 2,000 x $1.50 — less applicable tax withholdings.

Applicable tax withholdings or charges will be withheld from the total payment and paid by us (or one of our subsidiaries, as appropriate) to the applicable taxing authority, to the extent required by law. Specific tax withholdings will depend on the laws in your jurisdiction. Eligible participants should consult with their tax advisor to determine if additional taxes will be due. Depending on your personal tax situation, you may owe taxes on the total payment above and beyond the amounts withheld and such amounts are your responsibility to pay. Any failure to timely remit the proper amount of taxes may result in tax penalties, which will be your responsibility to pay.

A personalized election form listing all of your eligible options will be delivered to you. Please note that, as explained herein, amounts paid to you will be reduced by applicable tax withholding. Also, if you are an employee located outside the U.S., the total payment will be converted from U.S. dollars to local currency on the offer termination date.

Valuation. In determining the per share amount for the exercise price ranges indicated above, we valued the eligible options based upon the Black-Scholes option pricing model before the start of the Offer. The Black-Scholes model is an established and commonly used method for valuing stock options and uses the following factors: stock price, the exercise price of the stock option, a risk-free interest rate, the expected volatility of the underlying stock, the expected dividend yield of the stock and the expected life of the stock option. Some of these inputs are objectively determinable, while others, such as appropriate volatility measures and expected life, require some judgment. For purposes of this calculation, we considered the following measures:

•	Stock price: $10.97, the 25-day historical average closing stock price, as of May 11, 2009;

•	Weighted average exercise price of eligible options: $52.24;

•

Weighted average expected life of eligible options: 4.22 years, which is the approximate remaining contractual life of the eligible options as adjusted for expected exercise patterns and estimated forfeitures;

•	Risk-free interest rate: 2% based on the rate from the zero-coupon yield curve derived from the U.S. Treasury Strips yield table;

•	Expected volatility: 59%, based on recent (six month trailing) implied volatility calculations using long-term exchanged traded options; and

•	Expected dividend yield: 0%. We have never paid and do not expect to pay cash dividends for the foreseeable future.

You must make your own determination of the value to you of your eligible options, and you should consult with your personal advisors if you have questions about your financial or tax situation.

4.	PROCEDURES FOR TENDERING YOUR ELIGIBLE OPTIONS.

You may tender your stock options only as described in this Section 4.

Making Your Election. To participate in the offer, you must tender eligible options before the offer termination date. To tender your eligible options, you must complete, sign, date and deliver your election form to confirm your participation in the offer. You may deliver your election form to Stock Plan Administration by mail to Avid, One Park West, Tewksbury, MA 01876, by fax to +1 (978) 548-4691 or +1 (978) 851-9625 or by email to optionex@avid.com. If we do not receive your election before 5:00 p.m., Eastern Time, on June 16, 2009 (or, if we extend the offer period, a later date we will specify), your tender of eligible options will not be given effect.

If you elect to tender an eligible option pursuant to the offer, you must tender all of the outstanding shares subject to the eligible option.

For your election to participate in the offer to be valid, we must receive your election by 5:00 p.m., Eastern Time, on June 16, 2009 (or, if we extend the offer, a later date will be specified). If you do not make an election, you will not participate in the offer, and all eligible options you currently hold and any stock options you hold that are not eligible options will remain outstanding under their existing terms and conditions.

You do not need to return the stock option agreements for your eligible options, if you have them, to effectively elect to accept the offer, as they will be automatically cancelled if we accept your eligible options for purchase pursuant to the offer. However, you will be required to return your stock option agreements upon our request.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the number of shares subject to eligible options and the validity, form, eligibility (including time of receipt) and acceptance of any tender of eligible options. Our determinations regarding these matters will be final and binding on all parties. We may reject any or all tenders of eligible options to the extent that we determine the election is not properly completed or to the extent that we determine it is unlawful to accept any of the eligible options that you elect to tender. We may waive any or all of the conditions of the offer for all eligible participants. We may waive any defect or irregularity in any election with respect to any particular eligible option or any particular eligible participant, in each case in our sole discretion. No eligible options will be accepted for purchase under the offer until all defects or irregularities have been cured by the eligible participants tendering the eligible options or waived by us. Neither we nor any other person is obligated to give notice of receipt of any election or of any defects or irregularities involved in the election to tender any eligible options pursuant to the offer, and no one will be liable for failing to give notice of receipt of any election or of any such defects or irregularities.

Our Acceptance Constitutes an Agreement. If you elect to tender your eligible options according to the procedures described above, you will have accepted the terms and conditions of the offer. Our acceptance of eligible options that are properly tendered for purchase under the offer will form a binding agreement between you and us on the terms and subject to the conditions of this offer.

We currently expect that we will accept promptly after the offer termination date all properly and timely made elections to tender eligible options for purchase under the offer that have not been validly withdrawn prior to the offer termination date. We reserve the right to extend; terminate; postpone and/or amend the offer; or reject the eligible options you elect to tender pursuant to the offer.

5.	WITHDRAWAL RIGHTS; CHANGE IN ELECTION.

You may withdraw your election only by following the procedures described in this Section 5.

To change or withdraw your election to tender your eligible options in the offer, you must complete, sign, date and deliver a change/withdrawal form by mail, fax or email in accordance with the instructions contained in the change/withdrawal form. Copies of the change/withdrawal form are available on the employee intranet at

http://tewk-epprod.global.avidww.com:54000/irj/portal/OptionProgram or by request from Stock Plan Administration (phone: +1 (978) 640-5190; email: optionex@avid.com). If we do not receive your change/withdrawal form before 5:00 p.m., Eastern Time, on June 16, 2009 (or, if we extend the offer period, a later date will be specified), your change in or withdrawal from your election to tender eligible options will not be given effect. However, you may withdraw any eligible options you elected to tender pursuant to the offer if after 40 business days after the commencement of the offer, we have not accepted for payment all eligible options you elected to tender under the offer. The date of the 40th business day following the option commencement date is July 14, 2009. Once you have withdrawn your election to tender your eligible options, you may re-elect to tender your eligible options only by again following the election procedure described in Section 4 of this document on or before the offer termination date.

We will determine all questions as to the form and validity (including time of receipt) of withdrawals. Our determinations regarding these matters will be final and binding on all parties. Neither we nor any other person is obligated to give you notice of any errors in any withdrawal, and no one will be liable for failing to give notice of any errors.

6.	ACCEPTANCE OF OPTIONS FOR PURCHASE AND CANCELLATION; DELIVERY OF TOTAL PAYMENT.

On the terms and subject to the conditions of this offer and promptly following the offer termination date, we expect to accept all eligible options properly tendered for purchase and not validly withdrawn before the offer termination date. If you are an eligible participant and validly tender eligible options that you do not withdraw from the offer before the offer termination date, those options will be cancelled when we accept them for payment and you will no longer have any rights with respect to those options. Subject to our rights to extend, terminate and amend the offer before the offer termination date, we will accept promptly after the expiration of the offer all validly tendered eligible options that have not been properly withdrawn. To the extent you elect to exercise your withdrawal rights described in Section 5 of this document more than once or submit more than one election, to the extent your elections or withdrawals are conflicting, your most recent election or change/withdrawal form received by us before 5:00 p.m., Eastern Time, on June 16, 2009 (unless otherwise extended), will be the election form considered for acceptance by us.

If your eligible options are so accepted, you will be entitled to a prompt single lump sum cash payment equal to the total payment, less applicable tax withholdings, by the first administratively practicable payroll date following the offer termination date (the “payment date”). All of your cash payments will be made through our payroll system, and your cash payments will not be subject to any vesting conditions or otherwise be subject to forfeiture. You will receive such cash payment by direct deposit if you currently receive your paycheck in this manner. Payment will be made in your local currency, using the currency exchange rate in effect on the offer termination date. No interest will accrue and no interest will be paid on any portion of the total payment, regardless of when paid.

7.	CONDITIONS OF THE OFFER.

Notwithstanding any other provision of the offer, we will not be required to accept any eligible options that you elect to exchange, and we may terminate or amend the offer, or postpone our acceptance of any eligible options that you elect to exchange, in each case if at any time on or after May 18, 2009 and on or before June 16, 2009, or a later expiration date if the offer is extended, we determine that any event has occurred that, in our reasonable judgment, materially impairs the contemplated benefits of the offer to us and thus makes it inadvisable for us to proceed with the offer or to accept the eligible options that you elect to exchange. The conditions are as follows:

•	if we are required by the Securities and Exchange Commission or other regulatory agency to extend the offer termination date beyond June 16, 2009;

•

if any action or proceeding is threatened, pending or taken, or any approval is withheld, by any court or any government agency, authority, or tribunal, or any other person, domestic or foreign, which action or withholding, in our reasonable judgment, would or might directly or indirectly challenge the making of the offer or make it illegal for us to accept some or all of the eligible options or otherwise restrict or prohibit the acquisition of some or all of the eligible options tendered for purchase pursuant to the offer;

•

if any action or proceeding is threatened, pending or taken, or any approval is withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed applicable to the offer or us, by any court or any government agency, authority, or tribunal, or any other person, domestic or foreign, that, in our reasonable judgment, would or might directly or indirectly:

(a)	make the acceptance for purchase or the purchase of some or all of the eligible options elected for tender pursuant to the offer illegal or otherwise restrict or prohibit consummation of the offer;

(b)	delay or restrict our ability, or render us unable, to accept the eligible options for purchase or to purchase eligible options for some or all of the eligible options tendered for purchase; or

(c)	materially and adversely affect our business, condition (financial or other), income, assets, operations or prospects;

•	if there is:

(a)	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(b)

a substantial decline or increase in our stock price or significant volatility in the market price of our stock resulting from any number of factors including, fluctuations in our operating results, announcements of technological innovations or new products, developments in proprietary rights, or general market conditions;

(c)

a material change in the prospects of our business resulting from any number of factors including, fluctuations in our operating results, announcements of technological innovations or new products, developments in proprietary rights, general market conditions, a material adverse change in the financial or securities markets in the United States or in political, financial or economic conditions in the United States or any outbreak or material escalation of foreign or domestic hostilities or other calamity or crisis;

(d)	a suspension of trading in our equity securities by the Securities and Exchange Commission or by the NASDAQ Stock Market;

(e)	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

(f)

any outbreak or material escalation of foreign or domestic hostilities or other calamity, crisis or terrorist action directly or indirectly involving the United States, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the offer; or

(g)	in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof;

•	if another person publicly makes or proposes a tender or exchange offer for some or all of our common stock, or an offer to merge with or acquire us, or we learn that:

(a)

any person, entity or “group,” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”), has acquired or proposed to acquire beneficial ownership of more than five percent (5%) of the outstanding shares of our common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to May 18, 2009;

(b)

any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC prior to May 18, 2009 shall have acquired or proposed to acquire beneficial ownership of an additional five percent (5%) or more of the outstanding shares of our common stock;

(c)

any new group shall have been formed that beneficially owns more than five percent (5%) of the outstanding shares of our common stock before the offer termination date that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the offer or with the acceptance for purchase of eligible options pursuant to the offer; or

(d)

any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-

Rodino Antitrust Improvements Act of 1976 disclosing or made a public announcement that it intends to acquire us or any of our assets or securities; or

•

if there shall have occurred any change or changes occur in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may have a material adverse effect on us.

The conditions to the offer are for our benefit. We may assert the conditions to the offer in our discretion before the offer termination date and we may waive the conditions to the offer in accordance with applicable law, at any time and from time to time before the offer termination date, whether or not we waive any other condition to the offer. Should we decide to waive any of the conditions to the offer, we must do so before 5:00 p.m., Eastern Time, on the offer termination date of June 16, 2009 (or a later expiration date if the offer is extended).

Our failure to exercise any of these rights is not a waiver of any of these rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. If we become aware that a condition to the offer has been triggered, we will promptly notify eligible participants whether or not we have decided to waive such condition. Should we choose to waive a particular right, we may not reassert that particular right again in this offer. Any determination we make concerning the events described in this Section 7 may be challenged by an eligible participant only in a court of competent jurisdiction. A non-appealable determination with respect to such matter by a court of competent jurisdiction will be final and binding upon all persons.

We currently expect that we will accept promptly after the offer termination date all eligible options that are properly submitted to be exchanged and have not been validly withdrawn prior to the offer termination date.

The offer is not conditioned upon any financing arrangement or financing plan.

8.	PRICE RANGE OF COMMON STOCK.

There is no established trading market for the eligible options. The securities underlying the eligible options are shares of our common stock, which are listed on the NASDAQ Global Select Market under the symbol AVID. The following table sets forth for the periods indicated the high and low sale price for our common stock as listed on the NASDAQ Global Select Market:

	High	Low
Year ended December 31, 2009
Second Quarter (through May 15, 2009)	$13.20	$9.00
First Quarter	$12.18	$8.40
Year ended December 31, 2008
Fourth Quarter	$25.00	$9.68
Third Quarter	$29.91	$16.60
Second Quarter	$25.61	$16.97
First Quarter	$28.38	$17.61
Year ended December 31, 2007
Fourth Quarter	$29.58	$24.79
Third Quarter	$38.34	$25.55
Second Quarter	$38.78	$32.00
First Quarter	$38.36	$31.90

As of May 15, 2009, the last reported sale price of our common stock, as reported on the NASDAQ Global Select Market, was $12.35 per share. We recommend that you obtain current market quotations for our common stock, among other factors, before deciding whether or not to tender your eligible options.

We have never declared or paid cash dividends on our capital stock and we do not anticipate paying any cash dividends in the foreseeable future.

If the price of our common stock increases above the exercise price of your eligible options during the term of your eligible options, the value of the total payment may be less than the aggregate value of the common stock you would have received upon exercise of your eligible options. Therefore, we cannot guarantee that the value of the total payment will be higher than what you would receive if you do not tender your eligible options pursuant to the offer. You should obtain current market prices for our common stock before you decide whether or not to tender your eligible options.

9.	INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS INVOLVING OPTIONS.

None of the members of our Board of Directors, our officers or our affiliates are eligible to participate in the offer. The directors and executive officers of Avid Technology, Inc. and their respective positions and offices as of May 15, 2009, are set forth in the following table:

Name of Executive Officer or Director	Title

Gary G. Greenfield	Chairman of the Board of Directors, Chief Executive Officer and President
Kirk E. Arnold	Executive Vice President of Customer Operations
Glover H. Lawrence	Vice President of Corporate Development
David M. Lebolt	Senior Vice President and Chief Technology Officer
Paul Lypaczewski	Vice President and General Manager, Video
Paige Parisi	Vice President, General Counsel and Corporate Secretary
Tex Schenkkan	Vice President and General Manager, Audio
Ken Sexton	Executive Vice President, Chief Financial Officer and Chief Administrative Officer
George H. Billings	Director
Dr. Elizabeth M. Daley	Director
Nancy Hawthorne	Director
Louis Hernandez, Jr.	Director
Dr. Youngme E. Moon	Director
John H. Park	Director

The address of each of the persons set forth above is c/o Avid, One Park West, Tewksbury, MA 02876.

As of May 11, 2009, our executive officers and directors (14 persons) as a group held outstanding options to purchase a total of 1,873,369 shares of our common stock under our equity incentive and stock option plans. This represented approximately 44% of the shares subject to all outstanding options under our equity incentive and stock option plans as of that date.

Neither Avid nor its directors, executive officers or affiliates have engaged in transactions involving eligible options during the 60 days prior to the date of this offer.

Except for outstanding options to purchase shares of our common stock and other stock awards, such as restricted stock units, granted or to be granted from time to time to certain of our employees (including executive officers) and directors pursuant to our equity compensation plans and the purchase rights that are outstanding from time to time under our Second Amended and Restated 1996 Employee Stock Purchase Plan, as amended, and except as set forth in this document, neither we nor any person controlling us nor any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the offer with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

10.	SOURCE OF FUNDS; ACCOUNTING CONSEQUENCES OF THE OFFER; STATUS OF OPTIONS TENDERED PURSUANT TO THE OFFER.

If we receive and accept the election to tender all eligible options outstanding as of May 18, 2009 held by all eligible participants, we expect to pay to our employees (and employees of our subsidiaries) an aggregate total payment of approximately $694,374, subject to applicable withholdings. We anticipate making all payments pursuant to the offer and payment of related fees and expenses from available cash on hand.

Assuming all of the eligible options subject to this offer are tendered, we anticipate that we will incur an expense of up to approximately $125,000. This expense represents stock-based compensation expense, consisting primarily of the remaining unamortized stock-based compensation expense associated with the unvested portion of the eligible options, assuming all unvested options are tendered, plus the associated employer taxes and related professional fees. Eligible options granted under the participating plans that are tendered by you and purchased by us in the offer will be cancelled and the number of shares available for issuance under our Amended and Restated 2005 Stock Incentive Plan will increase by the number of shares subject to the eligible options issued under 2005 Stock Incentive Plan, Amended and Restated 1999 Stock Option Plan and/or 1998 Stock Option Plan that are tendered in this offer. In addition, we will incur additional stock-based compensation expense to the extent the amount we pay for an eligible option in the offer is higher than the fair value of such awards on the payment date, as calculated under Statement of Financial Accounting Standards No. 123(R), Share-based Payment.

11.	LEGAL MATTERS; REGULATORY APPROVALS.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the offer, or of any approval or other action by any government or regulatory authority or agency that is required for completion of the offer. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of any eligible options that you tender for purchase and cancellation under the offer. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business or delay in the offer. Our obligation under the offer to accept tendered eligible options and to pay the per share amount is subject to conditions, including the conditions described in Section 7 of this document.

12.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

The following is a general summary of the material U.S. federal income tax consequences to you of participating in the offer. Please note that the following is only a summary of the material U.S. federal income tax laws and regulations that apply to the offer and does not address all possible tax aspects of transactions that may arise in connection with the offer, including foreign, state or local tax consequences. The tax laws and regulations are complex and are subject to legislative changes. Before accepting the offer, we recommend that you consult with your tax advisor to determine the tax consequences of electing to participate in the offer, including but not limited to a determination of whether taxes in addition to the amounts withheld from the total payment may be due as a result of electing to participate in the offer. Depending on your personal tax situation, you may owe taxes on the total payment above and beyond the amounts withheld. Any difference in tax withholdings and actual tax liability, or failure to timely remit the proper amount of taxes may result in tax penalties, which will be your responsibility to pay.

This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of eligible participants.

The total payment will be treated as regular cash compensation. As such, you will recognize ordinary income in 2009. The ordinary income resulting from such amounts will be reflected in the Form W-2 reported to the Internal Revenue Service (“IRS”) for 2009. At the time your total payment is paid, we will reduce your payment to reflect all required tax withholdings and will send those amounts to the appropriate taxing or other authorities.

There may be additional state or local tax imposed on your tender, and those consequences may vary based on where you live. We recommend that you consult with a tax advisor to determine the specific tax considerations and tax consequences relevant to your participation in the offer.

You will not be subject to U.S. federal income tax as a result of your election not to exchange your eligible options.

We recommend that you consult your tax advisor with respect to the federal, state, local and foreign tax consequences of electing to participate in the offer.

13.	TERMS OF THE OFFER SPECIFIC TO ELIGIBLE PARTICIPANTS LOCATED OUTSIDE OF THE UNITED STATES.

If you are an eligible participant located outside the United States who holds options under the participating plans, you are also subject to the terms of this offer as described herein. Employees located outside the U.S. should refer to Appendix A to this document entitled “Guide to Non-U.S. Issues” for a discussion of the tax and other consequences of accepting or rejecting the offer in certain countries outside the U.S.

BEFORE ACCEPTING THE OFFER, WE RECOMMEND THAT YOU CONSULT WITH YOUR TAX ADVISOR TO DETERMINE THE TAX AND SOCIAL CONTRIBUTION CONSEQUENCES OF THE OFFER, INCLUDING BUT NOT LIMITED TO A DETERMINATION OF WHETHER TAXES IN ADDITION TO THE AMOUNTS WITHHELD FROM THE TOTAL PAYMENT, IF ANY, WILL BE DUE AS A RESULT OF ELECTING TO PARTICIPATE IN THE OFFER.

14.	EXTENSION OF OFFER; TERMINATION; AMENDMENT.

We expressly reserve the right, in our discretion, at any time and from time to time, to extend the period of time during which the offer is open and delay accepting any options surrendered or tendered for purchase and cancellation by announcing the extension and giving written notice of the extension to the eligible participants.

We also expressly reserve the right, in our reasonable judgment, prior to the offer termination date, to terminate or amend the offer and to postpone our acceptance and cancellation of any eligible options tendered for purchase and cancellation pursuant to the offer if any of the conditions specified in Section 7 of this document occur. In order to postpone the acceptance and cancellation of any eligible option, we must announce the postponement and give written notice of the postponement to the eligible participants. Our right to delay the acceptance and cancellation of eligible options may be limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we pay the consideration offered or return the tendered options promptly after we terminate or withdraw the offer.

As long as we comply with any applicable laws, we may amend the offer in any way, including decreasing or increasing the per share amount offered to eligible participants for their eligible options or by changing the number or type of stock options or underlying shares of common stock eligible to be tendered in the offer. We may amend the offer at any time by announcing the amendment. If we extend the length of time during which the offer is open, we will issue the amendment no later than 5:00 p.m., Eastern Time, on the announced offer termination date. Any announcement relating to the offer will be sent promptly to eligible participants in a manner reasonably designed to inform eligible participants of the change.

If we materially change the terms of the offer or the information about the offer, or if we waive a material condition of the offer, we may extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period an offer must remain open following material changes in the terms of the offer or information about the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. We will publish a notice if we decide to take any of the following actions:

•	increase or decrease the per share amount for your eligible options;

•	change the number or type of stock options or underlying shares of our common stock eligible to be tendered in the offer; or

•	extend or terminate the offer.

If the offer is scheduled to expire within 10 business days from the date we notify you of such an action, we intend to extend the offer until 10 business days after the date the notice is published.

15.	FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer or other person asking holders of eligible options to tender such options pursuant to this offer, nor will we pay any fees or commissions to any third party with respect to the total payments.

16.	INFORMATION ABOUT AVID.

We create digital audio and video technology used to make the most listened to, most watched and most loved media in the world – from the most prestigious and award-winning feature films, music recordings, television shows, live concert tours and news broadcasts, to music and movies made at home. Some of our most influential and pioneering solutions include Media Composer, Pro Tools, Avid Unity, Interplay, Oxygen 8, Sibelius and Pinnacle Studio. Our mission is to inspire passion, unleash creativity and enable our customers to realize their dreams in a digital world. Anyone who enjoys movies, television or music has almost certainly experienced the work of content creators who use our solutions to bring their creative visions to life.

We operate our business based on the following five customer-centric strategic principles:

•	Drive customer success. We are committed to making each and every customer successful. Period. It’s that simple.

•	From enthusiasts to the enterprise. Whether performing live or telling a story to sharing a vision or broadcasting the news – we create products to support our customers at all stages.

•	Fluid, dependable workflows. Reliability. Flexibility. Ease of Use. High Performance. We provide best-in-class workflows to make our customers more productive and competitive.

•	Collaborative support. For the individual user, the workgroup, a community or the enterprise, we enable a collaborative environment for success.

•	Avid optimized in an open ecosystem. Our products are innovative, reliable, integrated and best-of-breed. We work in partnership with a third-party community resulting in superior interoperability.

            Our principal executive offices are located at One Park West, Tewksbury, Massachusetts 01876, and our telephone number is +1 978-640-6789. Our website address is www.avid.com. We routinely post information for investors on the Investors portion of our website. The information on our website is not part of this document.

17.	CORPORATE PLANS, PROPOSALS AND NEGOTIATIONS.

In deciding whether to participate in the offer, you should know that we evaluate strategic acquisitions from time to time, and will continue to do so in the future. We may issue shares of stock or pay cash in connection with such acquisitions. We may obtain cash for such acquisitions through a variety of means, including, without limitation, through the issuance of additional shares of our stock. We also grant options in the ordinary course of business to our current and new employees, including our executive officers. Our employees, including our executive officers, from time to time acquire or dispose of our securities. As of May 15, 2009, the Company has an ongoing authorization from the Board of Directors, subject to certain specifications, to repurchase shares of the common stock up to an aggregate maximum amount of $80.3 million. At present, the Board of Directors is composed of seven (7) members. At any given time, we may also be engaged in discussions or negotiations with potential candidates for management or director positions with the Company or with existing members of management for changes in positions, responsibilities or compensation.

18.	ADDITIONAL INFORMATION.

We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this document is a part, with respect to the offer. This document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following other materials, which we have filed with the SEC and are incorporating by reference into this document, before making a decision on whether to accept the offer:

1.	Our Annual Report on Form 10-K for the year ended December 31, 2008, filed on March 16, 2009, including all material incorporated by reference therein;

2.	Our Definitive Proxy on Schedule 14A, filed on April 17, 2009;

3.	Our Quarterly Report on Form 10-Q, for the fiscal quarter ended March 31, 2009, filed on May 8, 2009;

4.	Our Current Report on Form 8-K filed March 23, 2009; and

5.

The description of the Company’s common stock which is contained in the Company’s registration statement on Form 8-A, filed on February 2, 1993, including any other amendment or report filed for the purpose of updating such description.

You also may want to review the filings we make with the SEC after the date of the offer.

The SEC file number for these filings is 000-21174. You can receive copies of these filings and other information, at prescribed rates, from the SEC by addressing written requests to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. In addition, you can read such reports, proxy and information statements, and other information at the public reference facilities at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants such as Avid Technology, Inc. that file electronically with the SEC. The address of the SEC website is http://www.sec.gov.

We will also provide without charge to each person to whom we deliver a copy of this document, upon his or her written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

Stock Plan Administration

Avid Technology, Inc.

One Park West

Tewksbury, Massachusetts 01876, U.S.A.

or by telephoning us at +1 (978) 640-5190 between 9:00 a.m. and 5:00 p.m., Eastern Time.

As you read the documents listed in this Section 18, you may find some inconsistencies in information from one document to another. Should you find inconsistencies among the documents, or between a document and this document, you should rely on the statements made in the most recent document.

The information contained in this document about Avid should be read together with the information contained in the documents to which we have referred you.

19.	FORWARD-LOOKING STATEMENTS; MISCELLANEOUS.

Certain information and statements contained in this document and our SEC reports referred to above are forward-looking statements. For this purpose, any statements contained in this document and our SEC reports regarding our strategy, future plans or operations, financial position, future revenues, projected costs, prospects, and objectives of management, other than statements of historical facts, may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations expressed or implied in forward-looking statements. There are a number of factors that could cause actual events or results to differ materially from those indicated or implied by forward-looking statements, many of which are beyond our control, including the risk factors discussed in Part I, Item 1A of our Annual Report on Form 10-K for

the year ended December 31, 2008. In addition, the forward-looking statements contained in this document and our SEC reports referred to above represent our estimates only as of the date of filing and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, whether to reflect actual results, changes in assumptions, changes in other factors affecting such forward-looking statements or otherwise.

The Board of Directors recognizes that the decision to accept or reject this offer is an individual one that should be based on a variety of factors and you should consult your personal advisors if you have questions about your financial or tax situation. The information about this offer from Avid is limited to this document.

Avid Technology, Inc.	May 18, 2009

APPENDIX A

GUIDE TO NON-U.S. ISSUES

This document was not intended or written to be used, and it cannot be used, for the purpose of avoiding U.S. federal, state or local tax penalties

OFFER TO PURCHASE FOR CASH EMPLOYEE STOCK OPTIONS:

A GUIDE TO ISSUES IN AUSTRALIA

The following is a general summary of the tax consequences of the tender of your eligible options in exchange for the total payment for individuals subject to tax in Australia as of May 2009. This summary is general in nature and does not discuss all of the tax or other legal consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible participants. Please note that tax and other laws change frequently and occasionally on a retroactive basis. All eligible participants considering participating in the offer should consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Offer to Participate

Your acceptance of the offer to exchange eligible options for total payment may give rise to taxation.

The amount and characterization of taxable income will depend on whether you made an election to be taxed in the income year of the grant of the eligible options (the “election”).

If you did not make an election on your eligible options

If you did not make an election to be taxed on grant, you may be subject to tax on the market value (as defined under Australian tax law) of the eligible options on the cancellation date (i.e., the date on which your eligible options are exchanged) less the consideration paid to acquire the right (if any) at your marginal rate of tax. If you are subject to tax on this amount, it will be treated as additional salary income to you. The “market value” of your options is the greater of:

(i) the market value of the shares underlying the eligible options1 less the exercise price, or

(ii) the value of the eligible options determined in accordance with a statutory formula.

The market value under the statutory formula is based on the market value of the underlying shares, the exercise price of the eligible options and the remaining exercise period.

If you made an election on your eligible options

If you made an election to be taxed at grant and your eligible options are cancelled, you will be subject to capital gains tax. Your capital gain will be calculated as the difference between the market value of the eligible options at the time of the cancellation and the market value of the eligible options at the time of the grant. If, at the time of the cancellation of the eligible options, you have held the eligible options for at least one year prior to the cancellation date, you will be subject to capital gains tax only on 50% of your capital gain. If you have not held the eligible options for at least one year, you will be subject to capital gains tax on the entire capital gain.

If the market value of the eligible options at the time of cancellation is less than the market value of the eligible options at the time of grant, you will be entitled to claim a capital loss in this amount. Capital losses are available to offset current year or future year capital gains. A capital loss cannot be used to offset other income.

Receipt of Total Payment

To the extent to which the total payment exceeds the market value of the eligible options, for tax purposes, if you did not make an election to pay tax upon grant of the eligible options, it may be treated as salary and wages. If the total payment is treated as salary and wages you will be subject to income tax at your marginal tax rate and Medicare Levy (and in some cases an additional surcharge).

Withholding and Reporting

Your employer is required to report the total payment as salary and withhold applicable taxes on the total payment.

____________________________________________________________________________

[1]	Pursuant to Australian tax law, the market value on a particular day of the shares on the given day is determined, as follows:

(a)

if there is at least one transaction on the stock market in the shares in the seven calendar day period up to and including that day—the weighted average of prices at which the shares was traded on the stock market during the seven calendar day period up to and including that day; or

(b)	if there were no transactions on the stock market during that seven calendar day period in the shares:

(i)	the last price at which an offer was made on the stock market in that period to buy the shares; or

(ii)	if no such offer was made—the value of the share that would be determined for an unlisted share (i.e., a valuation by a qualified person or as approved by the Commissioner).

This document was not intended or written to be used, and it cannot be used, for the purpose of avoiding U.S. federal, state or local tax penalties.

OFFER TO PURCHASE FOR CASH EMPLOYEE STOCK OPTIONS:

A GUIDE TO ISSUES IN CANADA

The following is a general summary of the tax consequences of the tender of your eligible options in exchange for the total payment for individuals subject to tax in Canada as of May 2009. This summary is general in nature and does not discuss all of the tax or other legal consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible participants. Please note that tax and other laws change frequently and occasionally on a retroactive basis. All eligible participants considering participating in the offer should consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Election to Participate

You will not be subject to tax when you elect to participate in the offer and tender your eligible options in exchange for the total payment.

Receipt of Total Payment

The total payment will be treated as salary and will be subject to income tax at your marginal rate and to any applicable Canada Pension Plan (Quebec Pension Plan for Quebec residents) and Employment Insurance contributions (to the extent you have not already exceeded the applicable contribution ceiling) on the amount of the total payment. You will be subject to tax upon receipt of the total payment.

You will continue to be eligible for the 50% tax deduction with respect to the total payment. However, if you previously took advantage of the opportunity to defer tax upon exercise of your stock options, income tax will become due upon surrender of your eligible options. Therefore, you should carefully consider the tax impact of participating in the offer.

Withholding and Reporting

Your employer is required to report the total payment as salary and to withhold any taxes and applicable Canada Pension Plan (Quebec Pension Plan for Quebec residents) and Employment Insurance contributions due on the total payment.

QUEBEC NOTICE

By accepting the terms and conditions contained in the Election Form and agreeing to participate in the offer, you further agree to the following:

EACH ELIGIBLE OPTIONEE IN QUEBEC WHO PARTICIPATES IN THE OFFER HEREBY AGREES THAT IT IS THE ELIGIBLE OPTIONEE’S EXPRESS WISH THAT ALL DOCUMENTS EVIDENCING OR RELATING IN ANY WAY TO THE OFFER BE DRAFTED IN THE ENGLISH LANGUAGE ONLY.

CHAQUE ACHETEUR DE L’INTÉRÊT AU QUEBEC QUI SOUSCRIT À DES INTÉRÊTS RECONNAÎT PAR LA PRÉSENTE QUE C’EST SA VOLONTÉ EXPRESSE QUE TOUS LES DOCUMENTS FAISANT FOI OU SE RAPPORTANT DE QUELQUE MANIÈRE À LA VENTE DES INTÉRÊTS SOIENT RÉDIGÉS UNIQUEMENT EN ANGLAIS.

This document was not intended or written to be used, and it cannot be used, for the purpose of avoiding U.S. federal, state or local tax penalties

OFFER TO PURCHASE FOR CASH EMPLOYEE STOCK OPTIONS:

A GUIDE TO ISSUES IN CHINA

The following is a general summary of the tax consequences of the tender of your eligible options in exchange for the total payment for individuals subject to tax in China as of May 2009. This summary is general in nature and does not discuss all of the tax or other legal consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible participants. Please note that tax and other laws change frequently and occasionally on a retroactive basis. All eligible participants considering participating in the offer should consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Election to Participate

You will not be subject to tax when you receive the offer. If you tender your eligible options in exchange for the total payment, you will be subject to tax on the total payment upon its receipt.

Receipt of Total Payment

The total payment will most likely be treated as salary and will be subject to individual income tax (“IIT”) at your marginal rate and may be subject to any applicable social taxes (to the extent you have not exceeded any applicable tax ceilings) on the amount of the total payment. Whether or not you are subject to social taxes is based on your local tax jurisdiction. You will be subject to tax upon receipt of the total payment.

Subject to meeting certain conditions, the total payment may be treated as a year-end bonus, and subject to IIT based on a more preferential calculation as compared to salary. Please note that the year-end bonus IIT calculation method may be used only once a year.

Withholding and Reporting

Your employer is required to report the total payment as salary and withhold any taxes due on the total payment. Under the current laws in China it is unclear whether your employer is required to withhold and report any applicable social taxes on the total payment. You will be responsible for paying any difference between the actual tax liability and the amount withheld.

This document was not intended or written to be used, and it cannot be used, for the purpose of avoiding U.S. federal, state or local tax penalties

OFFER TO PURCHASE FOR CASH EMPLOYEE STOCK OPTIONS:

A GUIDE TO ISSUES IN FRANCE

The following is a general summary of the tax consequences of the tender of your eligible options in exchange for the total payment for individuals subject to tax in France and subject to the French social security regime as of May 2009. This summary is general in nature and does not discuss all of the tax or other legal consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible participants. Please note that tax and other laws change frequently and occasionally on a retroactive basis. All eligible participants considering participating in the offer should consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Election to Participate

You will not be subject to tax when you receive the offer. If you tender your eligible options in exchange for the total payment, you will be subject to tax on the total payment upon its receipt.

Receipt of Total Payment

The total payment will be treated as salary and will be subject to personal income tax at your marginal rate and to any applicable social taxes (to the extent you have not exceeded any applicable tax ceilings). You will be subject to tax upon receipt of the total payment.

Withholding and Reporting

Your employer is not required to withhold any personal income tax due on the total payment. However, your employer is required to report the total payment to the French authorities as salary and withhold and report any applicable social taxes due on the total payment. It is your responsibility to report and pay any personal income tax due on the total payment.

Language Consent

BY ACCEPTING THE TERMS AND CONDITIONS OF THE ELECTION FORM AND AGREEING TO PARTICIPATE IN THE OFFER, YOU FURTHER AGREE TO HAVING READ AND UNDERSTOOD THE DOCUMENTS RELATING TO THIS OFFER WHICH WERE PROVIDED IN ENGLISH LANGUAGE. YOU ACCEPT THE TERMS OF THOSE DOCUMENTS ACCORDINGLY.

EN ACCEPTANT LES TERMES ET CONDITIONS DU FORMULAIRE DE SOUSCRIPTION ET EN ACCEPTANT DE PARTICIPER A L’OFFRE, VOUS CONFIRMEZ AVOIR LU ET COMPRIS LES DOCUMENTS RELATIFS À CETTE OFFRE QUI VOUS ONT ÉTÉ COMMUNIQUÉS EN LANGUE ANGLAISE. VOUS ACCEPTEZ LES TERMES ET CONDITIONS DE CES DOCUMENTS EN CONNAISSANCE DE CAUSE.

This document was not intended or written to be used, and it cannot be used, for the purpose of avoiding U.S. federal, state or local tax penalties.

OFFER TO PURCHASE FOR CASH EMPLOYEE STOCK OPTIONS:

A GUIDE TO ISSUES IN GERMANY

The following is a general summary of the tax consequences of the tender of your eligible options in exchange for the total payment for individuals subject to tax in Germany as of May 2009. This summary is general in nature and does not discuss all of the tax or other legal consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible participants. Please note that tax and other laws change frequently and occasionally on a retroactive basis. All eligible participants considering participating in the offer should consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Election to Participate

You will not be subject to tax when you receive the offer. If you tender your eligible options in exchange for the total payment, you will be subject to tax on the total payment upon its receipt.

Receipt of Total Payment

The total payment will be treated as salary and you will be subject to income tax at your marginal rate and to applicable social taxes (to the extent you have not exceeded any applicable tax ceilings) on the amount of the total payment. You will be subject to tax upon receipt of the total payment.

Note that the total payment will not be eligible for any favorable tax treatment. By contrast, your eligible options may be eligible for a small tax deduction (equal to the lesser of half of the value of the stock option compensation income and EUR 135 per year), provided they meet certain conditions. Therefore, you should carefully consider the tax impact of participating in the offer.

Withholding and Reporting

Your employer is required to report the total payment as salary and withhold applicable taxes due on the total payment.

This document was not intended or written to be used, and it cannot be used, for the purpose of avoiding U.S. federal, state or local tax penalties

OFFER TO PURCHASE FOR CASH EMPLOYEE STOCK OPTIONS:

A GUIDE TO ISSUES IN HONG KONG

The following is a general summary of the tax consequences of the tender of your eligible options in exchange for the total payment for individuals subject to tax in Hong Kong as of May 2009. This summary is general in nature and does not discuss all of the tax or other legal consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible participants. Please note that tax and other laws change frequently and occasionally on a retroactive basis. All eligible participants considering participating in the offer should consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Election to Participate

You will not be subject to tax when you elect to participate in the offer and tender your eligible options in exchange for the total payment.

Receipt of Total Payment

The total payment will likely be characterized as a “cash bonus” and subject to income tax at your marginal rate and any applicable Mandatory Provident Fund contributions (to the extent you have not exceeded any applicable contribution ceilings) on the amount of the total payment. You will be subject to tax upon receipt of the total payment.

Withholding and Reporting

Your employer is not required to withhold any income tax due on the total payment. However, your employer is required to report the total payment and withhold and report any Mandatory Provident Fund contributions due on the total payment. It is your responsibility to pay any income tax due on the total payment.

This document was not intended or written to be used, and it cannot be used, for the purpose of avoiding U.S. federal, state or local tax penalties.

OFFER TO PURCHASE FOR CASH EMPLOYEE STOCK OPTIONS:

A GUIDE TO ISSUES IN IRELAND

The following is a general summary of the tax consequences of the tender of your eligible options in exchange for the total payment for individuals subject to tax in Ireland as of May 2009. This summary is general in nature and does not discuss all of the tax or other legal consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible participants. Please note that tax and other laws change frequently and occasionally on a retroactive basis. All eligible participants considering participating in the offer should consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Election to Participate

You will not be subject to tax when you receive the offer. If you tender your eligible options in exchange for the total payment, you will be subject to tax on the total payment upon its receipt.

Receipt of Total Payment

The total payment will be treated as salary and you will be subject to income tax at your marginal rate and to any applicable social taxes (to the extent you have not exceeded any applicable tax ceilings) upon receipt of the total payment. You will be subject to tax upon receipt of the total payment.

Withholding and Reporting

Your employer is required to report the total payment as salary and withhold applicable taxes.

This document was not intended or written to be used, and it cannot be used, for the purpose of avoiding U.S. federal, state or local tax penalties

OFFER TO PURCHASE FOR CASH EMPLOYEE STOCK OPTIONS:

A GUIDE TO ISSUES IN ITALY

The following is a general summary of the tax consequences of the tender of your eligible options in exchange for the total payment for individuals subject to tax in Italy as of May 2009. This summary is general in nature and does not discuss all of the tax or other legal consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible participants. Please note that tax and other laws change frequently and occasionally on a retroactive basis. All eligible participants considering participating in the offer should consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Election to Participate

You will not be subject to tax when you elect to participate in the offer and tender your eligible options in exchange for the total payment.

Receipt of Total Payment

The total payment will be treated as salary and will be subject to income tax at your marginal rate and to any applicable social taxes (to the extent you have not exceeded any applicable tax ceilings) on the amount of the total payment. You will be subject to tax upon receipt of the total payment.

Withholding and Reporting

Your employer is required to report the total payment as salary and withhold any taxes and applicable social taxes due on the total payment.

This document was not intended or written to be used, and it cannot be used, for the purpose of avoiding U.S. federal, state or local tax penalties

OFFER TO PURCHASE FOR CASH EMPLOYEE STOCK OPTIONS:

A GUIDE TO ISSUES IN JAPAN

The following is a general summary of the tax consequences of the tender of your eligible options in exchange for the total payment for individuals subject to tax in Japan as of May 2009. This summary is general in nature and does not discuss all of the tax or other legal consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible participants. Please note that tax and other laws change frequently and occasionally on a retroactive basis. All eligible participants considering participating in the offer should consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Election to Participate

You will not be subject to tax when you elect to participate in the offer and tender your eligible options in exchange for the total payment.

Receipt of Total Payment

The total payment will be treated as salary and will be subject to income tax at your marginal rate and to any applicable social taxes (to the extent you have not exceeded any applicable tax ceilings) on the amount of the total payment. You will be subject to tax upon receipt of the total payment.

Withholding and Reporting

Your employer is required to report the total payment as salary and withhold any taxes and applicable social taxes due on the total payment.

This document was not intended or written to be used, and it cannot be used, for the purpose of avoiding U.S. federal, state or local tax penalties

OFFER TO PURCHASE FOR CASH EMPLOYEE STOCK OPTIONS:

A GUIDE TO ISSUES IN KOREA

The following is a general summary of the tax consequences of the tender of your eligible options in exchange for the total payment for individuals subject to tax in Korea as of May 2009. This summary is general in nature and does not discuss all of the tax or other legal consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible participants. Please note that tax and other laws change frequently and occasionally on a retroactive basis. All eligible participants considering participating in the offer should consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Election to Participate

You will not be subject to tax when you receive the offer. If you tender your eligible options in exchange for the total payment, you will be subject to tax on the total payment upon its receipt.

Receipt of Total Payment

The total payment will be treated as salary and will be subject to income tax at your marginal rate and to any applicable social taxes (to the extent you have not exceeded any applicable tax ceilings) on the amount of the total payment. You will be subject to tax upon receipt of the total payment.

Withholding and Reporting

Your employer is not required to report the total payment as salary and withhold income tax on the total payment. You will be responsible for paying any income taxes in association with the total payment. Social taxes, if due, will be withheld by your employer via local payroll.

This document was not intended or written to be used, and it cannot be used, for the purpose of avoiding U.S. federal, state or local tax penalties.

OFFER TO PURCHASE FOR CASH EMPLOYEE STOCK OPTIONS:

A GUIDE TO ISSUES IN NETHERLANDS

The following is a general summary of the tax consequences of the tender of your eligible options in exchange for the total payment for individuals subject to tax in the Netherlands as of May 2009. This summary is general in nature and does not discuss all of the tax or other legal consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible participants. Please note that tax and other laws change frequently and occasionally on a retroactive basis. All eligible participants considering participating in the offer should consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Election to Participate

You will not be subject to tax when you receive the offer. If you tender your eligible options in exchange for the total payment, you will be subject to tax on the total payment upon its receipt.

Receipt of Total Payment

The total payment will be treated as salary and you will be subject to income tax at your marginal rate and to any applicable social taxes (to the extent you have not exceeded any applicable tax ceilings) on the amount of the total payment. You will be subject to tax upon receipt of the total payment.

Withholding and Reporting

Your employer is required to report the total payment as salary and withhold applicable taxes on the total payment.

This document was not intended or written to be used, and it cannot be used, for the purpose of avoiding U.S. federal, state or local tax penalties

OFFER TO PURCHASE FOR CASH EMPLOYEE STOCK OPTIONS:

A GUIDE TO ISSUES IN SINGAPORE

The following is a general summary of the tax consequences of the tender of your eligible options in exchange for the total payment for individuals subject to tax in Singapore as of May 2009. This summary is general in nature and does not discuss all of the tax or other legal consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible participants. Please note that tax and other laws change frequently and occasionally on a retroactive basis. All eligible participants considering participating in the offer should consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Election to Participate

You will not be subject to tax when you receive the offer. If you tender your eligible options in exchange for the total payment, you will be subject to tax on the total payment upon its receipt.

Receipt of Total Payment

The total payment will be subject to income tax at your marginal rate and to any applicable Central Provident Fund contributions (to the extent you have not exceeded any applicable tax ceilings) on the amount of the total payment. You will be subject to tax upon receipt of the total payment.

Withholding and Reporting

Your employer is not required to withhold any income tax due on the total payment. However, your employer is required to report the total payment and any applicable Central Provident Fund contributions due on the total payment. It is your responsibility to report and pay any taxes due on the total payment.

This document was not intended or written to be used, and it cannot be used, for the purpose of avoiding U.S. federal, state or local tax penalties.

OFFER TO PURCHASE FOR CASH EMPLOYEE STOCK OPTIONS:

A GUIDE TO ISSUES IN SPAIN

The following is a general summary of the tax consequences of the tender of your eligible options in exchange for the total payment for individuals subject to tax in Spain as of May 2009. This summary is general in nature and does not discuss all of the tax or other legal consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible participants. Please note that tax and other laws change frequently and occasionally on a retroactive basis. All eligible participants considering participating in the offer should consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Election to Participate

You will not be subject to tax when you receive the offer. If you tender your eligible options in exchange for the total payment, you will be subject to tax on the total payment upon its receipt.

Receipt of Total Payment

The total payment will be treated as salary and you will be subject to income tax at your marginal rate and to any applicable social taxes (to the extent you have not exceeded any applicable tax ceilings) on the amount of the total payment. You will be subject to tax upon receipt of the total payment.

Withholding and Reporting

Your employer is required to report the total payment as salary and withhold applicable taxes on the total payment.

This document was not intended or written to be used, and it cannot be used, for the purpose of avoiding U.S. federal, state or local tax penalties

OFFER TO PURCHASE FOR CASH EMPLOYEE STOCK OPTIONS:

A GUIDE TO ISSUES IN THE UNITED KINGDOM

The following is a general summary of the tax consequences of the tender of your eligible options in exchange for the total payment for individuals who are and have been resident, ordinarily resident and domiciled for tax purposes in the United Kingdom from the date of grant of their eligible options until the receipt of total payment as of May 2009. This summary is general in nature and does not discuss all of the tax or other legal consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible participants. Please note that tax and other laws change frequently and occasionally on a retroactive basis. All eligible participants considering participating in the offer should consult with their own tax or financial advisors.

If you are not or have not been resident, ordinarily resident and domiciled in the United Kingdom from the date your eligible options were granted to you until the receipt of total payment, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws apply to your specific situation.

Election to Participate

You will not likely be subject to tax when you elect to participate in the offer. If you tender your eligible options in exchange for the total payment, you will likely be subject to tax on the total payment upon its receipt.

Receipt of Total Payment

The total payment will be taxed in the same way as salary income and will be subject to income tax at your marginal rate and to employee National Insurance Contributions on the total payment amount.

It is not clear whether the taxable event will be upon cancellation of the eligible options or receipt of the total payment, but it is likely that the taxable event will not be on the date of cancellation of eligible options, but instead upon receipt of the total payment. Income tax and National Insurance Contributions will be deducted upon cancellation of your eligible options, which may be earlier than when the total payment is received. You will receive a credit against your income tax for any employer National Insurance Contributions that you bear.

In addition, note that the total payment will not be eligible for favorable tax treatment pursuant to the approved option plan. By contrast, your eligible options may be eligible for a tax deferral, provided certain conditions are met. Therefore, you should carefully consider the tax impact of participating in the offer.

Withholding and Reporting

Your employer is required to report the total payment and withhold any taxes and applicable employee National Insurance Contributions due on the total payment.